Exhibit 10.12

AMENDED AND RESTATED OFFER LETTER

PERSONAL AND CONFIDENTIAL

Mr. George Murnane

2522 East Marshall Avenue

Phoenix, AZ 85016

Re: Offer Letter

This Amended and Restated Offer Letter (this “Offer Letter”) is entered into as of August 8, 2023 (“Execution Date”) by and between Jet.AI Inc. (the “Company”) and you.

Background

The Company and Oxbridge Acquisition Corp. have entered into a definitive business combination agreement that is expected to result in the Company becoming publicly listed. Upon the closing of the transaction in the business combination agreement (the “Closing”), the combined company will be named Jet.AI Inc. In connection with, and as a condition to Closing the transaction, Oxbridge has required that the Company and you enter into this Offer Letter and that it remain effective through the Closing. This Offer Letter is contingent upon the Closing having occurred and, if the transaction terminates without the Closing having occurred, this Offer Letter shall not take effect, and shall be null and void.

The Company and you are parties to one or more written agreements (the “Existing Agreements”) that set forth the terms of your employment and contain restrictions on your use of confidential information, on the assignment of inventions and on your right to compete against the Company following your employment. This Offer Letter and the attached Confidentiality, Invention Assignment and Non-Competition Agreement amend and restate the Existing Agreements. The consideration for the Confidentiality, Invention Assignment and Non-Competition Agreement is the increase in your compensation including your eligibility for a performance bonus and the additional benefits and the assumption and conversion of your stock options into options in the post-closing company Jet.AI Inc.

Employment Terms

1. Position and Duties.

This Offer Letter confirms that you will become the Chief Executive Officer of the Company working from our Las Vegas office located at 10845 Griffith Peak Drive, Suite 200, Las Vegas, NV 89135. You report to the Board of Directors (the “Board”) of the Company. You will act as the chief financial officer of the Company until a replacement chief financial officer is appointed by the Company, at which point you will become the chief executive officer of the Company.

You have the authority and responsibilities commensurate with being a Company officer, subject to any actions by the Board to expand or limit such duties, responsibilities, functions and authority from time to time in its sole discretion. You agree to devote your best efforts and full business time and attention to the business and affairs of the Company.

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During your employment, your general responsibilities include but are not limited to (1) managing your direct reports to deliver measurable and transparent operating results, (2) development with the Board and implementation with your team of an internal capital investment strategy for aviation assets and software assets, respectively (3) recommend and execute mergers and acquisitions as available; (4) present quarterly earnings reports to the investing public, meet with investors and travel to promote the Company and (5) perform such administrative tasks as may be required by your role or as may be reasonably assigned to you In performing your duties and exercising your authority under this Offer Letter, you shall support and cooperate with the Company’s efforts to expand its business and operate profitably and in conformity with the business and strategic plans approved by the Board. So long as you are being compensated by the Company, you will not perform other services for compensation unless otherwise disclosed to and approved by the Board.

2. Cash Compensation and Bonuses.

Your base compensation will be at the annual rate of $250,000.00, payable on a bi-weekly basis, subject to applicable withholdings and deductions. You will be eligible to participate in the Company’s performance bonus program, which will be established by December 31, 2023, and the Company’s existing commission plan, including but not limited to a special cash bonus of $1,500,000 paid at the effective date of a Change of Control transaction if you are still employed.

All contingent and performance-based compensation, including commission payments and equity awards, are based on and subject to policies to be determined by the Board, which may be amended by the Board annually in its sole discretion.

3. Benefits.

In addition to any cash compensation, you will also be entitled to the following benefits:

1.	Paid medical, dental, and vision insurance for you and your family;

2.	Paid long-term disability, short-term disability, and life insurance for yourself;

3.	Participation in the Company’s 401k plan with 100% Company matching up to 6% of your base-salary (i.e., the maximum safe harbor percentage);

4.	Participation in the Company’s perk policy related to bi-monthly reimbursement for certain bi-weekly automotive, wireless communication, health club and out of pocket medical costs, with the exception that you will be entitled to receive $300 (instead of $150) for automotive costs;

5.	Fifteen (15) days of paid vacation each year, which you may take in accordance with the Company vacation policy, as determined by the Board; and

6.	Fifteen (15) days of paid time off per year, which you may take in accordance with the Company’s PTO policy, as determined by the Board.

7.	In addition, certain of your living expenses, such as apartment rental and airfare for weekly commute between Las Vegas, NV and Phoenix, AZ shall be paid by the Company as incurred.

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4. Severance.

If, at any time, the Company terminates your employment without Cause (as defined below), or you resign your employment for Good Reason (as defined below) and such separation is not a result of your death or disability, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, you shall be entitled to receive an amount (the “Severance Benefits”) equal to one (1) time of your then current base salary, less all applicable withholdings and deductions, paid over a 12 month period, on the schedule described below.

The Severance Benefits are conditional upon your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within thirty (30) days following your termination date. The Severance Benefits will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings; provided, however, that no payments will be made prior to the 30th day following your Separation from Service. On the 30th day following your Separation from Service, the Company will pay you in a lump sum the Severance Benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 30th day, with the balance of the Severance Benefits being paid as originally scheduled.

For purposes of this Offer Letter, “Cause” shall mean any of the following: (1) conviction by a court of competent jurisdiction of any felony or any crime involving moral turpitude or dishonesty in each case involving the Company or a capital offense, (2) participation in a fraud or act of willful dishonesty against the Company, or (3) any willful and material breach of your duties that has not been cured within thirty (30) days after written notice from the Company of such breach.

For purposes of this Offer Letter, “Good Reason” shall mean without your consent: (a) a material reduction in your level of responsibility or scope of authority, (b) a material reduction in base salary (other than a reduction generally applicable to executive officers of the Company and in generally the same proportion as your reduction, or (c) relocation of your principal workplace by more than 25 miles. In order for you to voluntarily resign for Good Reason (i) you must provide written notice to the Company of your intention to resign for Good Reason and specify one or more of the above conditions that you believe applies within ninety (90) days of its initial existence, (ii) the Company must fail to remedy the condition specified in your notice within thirty (30) days of receiving your notice, and (iii) your resignation must be effective no later than sixty (60) days following the provision of such written or e-mailed notice to the Company.

5. Expenses.

All expenses incurred by you on behalf of the Company shall be reimbursed upon presentation and approval of properly receipted expenses through the mechanism of Expensify or similar process and in accordance with the then applied Company policies and procedures.

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By accepting this Offer Letter, you agree that the Company may use your likeness, including a professional photograph, in promotional materials, where appropriate.

Any fees or other forms of compensation you may receive from non-Company entities while you are employed by the Company, including but not limited to consulting fees for the performance of consulting services and fees for serving as a trainer or advisor, shall be disclosed to the Company.

Should you accept this Offer Letter, you are required to execute and deliver the Company’s Confidentiality, Invention Assignment and Non-Competition Agreement, attached to this Offer Letter in Exhibit A hereto.

If the Board determines that you have failed to comply with any of the expectations or requirements set forth in this letter during the time periods referenced above and that your failure has continued after written notice by the Board, such noncompliance may result in the termination of your employment.

This offer assumes that all information you provided the Company is accurate and truthful.

UPON THE ADVICE OF COMPETENT COUNSEL, YOU FREELY AND VOLUNTARILY WAIVE, RELINQUISH AND FOREVER FORGO THE RIGHT TO A TRIAL BY JURY IN ANY PERMITTED COURT ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS OFFER LETTER, ACT OR OMISSION BY YOURSELF, COMPANY, AND/OR ANY OF ITS RESPECTIVE DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS, ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH THE PARTIES, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

All actions or proceedings arising hereunder and/or in connection with this Offer Letter or the breach thereof shall be submitted to Judicial Arbitration and Mediation Services (“JAMS”) for binding arbitration under its Comprehensive Arbitration Rules and Procedures if the matter in dispute is over $250,000, or under JAMS’ Streamlined Arbitration Rules and Procedures if the matter in dispute is $250,000 or less (as applicable, the “Rules”) to be held solely in Las Vegas, Nevada and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

If these terms are acceptable, please countersign and date one copy of this Offer Letter and return it to me. We are delighted that you have chosen to continue your career at the Company.

Sincerely,

/s/ Michael D. Winston
Michael D. Winston, CFA

Enclosures

cc: Loren Danzis, Esq.

AGREED AND ACCEPTED:

/s/ George Murnane
George Murnane

Dated:	August 8, 2023

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EXHIBIT A

Confidentiality, Invention Assignment and Non-Competition Agreement

In consideration and as a condition of my employment or continued employment by Jet.AI Inc., its subsidiaries, affiliates, successors and assigns (the “Company”), I agree as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment or service, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee or consultant of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment or service. I will not, except as expressly covered in a written Company policy statement or similar written procedure or manual, (a) remove any source code of the Company from the premises of the Company or (b) remotely access any source code of the Company.

3. Rights of Others. I understand that the Company is now and may hereafter be subject to non- disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of Proprietary Information. I agree to be bound by the terms of such agreements in the event I have access to such Proprietary Information.

4. Commitment to Company; Avoidance of Conflict of Interest. While an employee or consultant of the Company, I will not engage in any other business activity that directly conflicts with my duties to the Company. I will advise the Board of Directors of the Company or its nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee or consultant of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

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5. Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, ideas, concepts, methodologies, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment or consultancy. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company (including any Developments that relate or could relate to the more generalized industry in which the Company operates or is proposing to operate, whether or not it is directly applicable to the business of the Company) or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment or service with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment or consultancy with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment or consultancy, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

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6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment or service, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment or consultancy for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment or service with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

8. Non-Solicitation; Non-Competition. During the Restricted Period (as defined below), I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers, business or prospective customers of the Company or any of its suppliers, or request or cause any of the above to cancel or terminate any part or their relationship with the Company or refuse to enter into any business relationship with the Company, (b) solicit, entice or attempt to persuade any other employee, agent or consultant of the Company to leave the services of the Company for any reason or take any other action that may cause any such individual to terminate his or her employment with, or otherwise cease his or her relationship with, the Company, or assist in such hiring or engagement by another person or business entity, and/or (c) in the Restricted Area (as defined below) own, operate, manage, control, engage in, participate in, invest in, permit my name to be used by, act as a consultant or advisor to, render services for (alone or in association with any other person or entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which, directly or indirectly, wholly or partly, competes with the Business; provided, however, that this Section 8 does not prohibit me from holding a passive investment of not more than three percent (3%) of the outstanding shares of the capital stock of any publicly held corporation. I acknowledge and agree that if I violate any of the provisions of this Section 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s). For purposes of this Agreement,

(a)	The term “Business” shall mean a private jet charter and membership operations, including but not limited to private jet related software development.

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(b)	The term “Restricted Period” shall mean the period of time during which I am employed by or providing consulting services to the Company and a period of twelve (12) months immediately following the termination of my employment or consulting relationship with the Company. For purposes of this Agreement, the term “Restricted Area” means any state of the United States of America and any geographic area within any other country in which the Company (i) engages in business while I am, directly or indirectly, employed by the Company or its subsidiaries, including, without limitation, the geographical area in which the Company’s products or services have been or are physically sold or (ii) has made plans, while I am directly or indirectly employed by the Company or its subsidiaries, to engage in business during the next 6 months.

9. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee or consultant of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

10. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and injunctive relief without the necessity of proving actual damages.

11. Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information. To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment or consultancy and for six (6) months thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain. Notwithstanding the foregoing, I may include the name of the Company and a description of my position with the Company on my LinkedIn Account and on my professional résumé; provided, however, that in no event may I disparage the Company or its officers, directors, shareholders, employees, or contractors in connection therewith.

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12. No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment or service relationship. I acknowledge that, unless otherwise agreed in a formal written employment or consulting agreement signed on behalf of the Company by an authorized officer (other than myself), my employment or consulting relationship with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason.

13. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment or service. I further understand that my obligations under this Agreement will continue following the termination of my employment or consulting relationship regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be signed at the time of such transfer.

14. Disclosure to Future Employers. For a period of one (1) year immediately following the termination of my employment or consulting relationship with the Company, I will provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.

15. Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

16. Interpretation. This Agreement will be deemed to be made and entered into in the State of New York, and will in all respects be interpreted, enforced and governed under the laws of the State of New York. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within the Commonwealth of Pennsylvania for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts. This Agreement contains the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior representations and understandings, whether oral or written.

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17. DTSA NOTICE. I acknowledge that notwithstanding any obligations in this Agreement, pursuant to Section 7 of the Defend Trade Secrets Act (“DTSA”), the Company shall not hold me criminally or civilly liable under any federal or state trade secret law for the disclosure of Proprietary Information that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law. I acknowledge that Company shall also not hold me so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Individuals who file a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

I UNDERSTAND THAT THIS CONFIDENTIALITY, INVENTION ASSIGNMENT AND NON-COMPETITION AGREEMENT AFFECTS MY IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this Confidentiality, Invention Assignment and Non-Competition Agreement as of the date set forth below:

Signature:

Print Name:

Effective Date:

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EXHIBIT A

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by or consulting relationship with the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

[  ] No inventions or improvements

[  ] See below:

The following is a list of all patents and patent applications in which I have been named as an inventor:

[  ] None

[  ] See below:

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